Exhibit 99.3

E2open sets Oct. 20 lender call to launch $525M term loan B

By: Tyler Udland and Richard Kellerhals

A Goldman Sachs-led arranger group has scheduled a lender call for 10 a.m. ET on Tuesday, Oct. 20, to launch the $525 million first-lien term loan for E2open LLC, according to sources.

Price talk is not yet available, but proceeds will be used with up to $1.13 billion of equity to refinance the issuer's existing net debt, distribute cash to existing shareholders, place cash on the balance sheet for working capital and pay related fees and expenses.

Additional arrangers include Credit Suisse and Golub Capital.

Financing will also include a $75 million revolving credit facility. Net debt at closing is expected to be $500 million.

The company announced on Oct. 14 that it signed a definitive agreement with special purpose acquisition company CC Neuberger Principal Holdings I that will take the company public in a transaction that implies an enterprise value of $2.565 billion, or 21.2x E2open's estimated FY'22 pro forma adjusted EBITDA of $121 million.

The transaction includes $520 million in equity through private investment in public equity, or PIPE, commitments, at $10 per share. The combined company will be listed as E2open on the New York Stock Exchange, and trade as ETWO.

E2open provides a fully cloud-based software platform to orchestrate complex global supply chains. The company's end-to-end software-as-a-service solutions drive compelling value and return on investment for its diverse and sophisticated blue-chip customers.